Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Third Quarter Earnings Exceed Expectations

Financial results exceed expectations on double-digit earnings growth in epay and Money Transfer, combined with significantly better than anticipated results in EFT as transactions respond favorably upon lifting of  certain restrictions

LEAWOOD, KANSAS, USA - October 27, 2020 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports third quarter 2020 financial results.

Euronet reports the following consolidated results for the third quarter 2020 compared with the same period of 2019:

•	Revenues of $664.4 million, a 16% decrease from $787.0 million (17% decrease on a constant currency[1] basis).
•	Operating income of $66.1 million, a 66% decrease from $194.0 million (67% decrease on a constant currency basis).
•	Adjusted operating income[2] of $67.6 million (excluding a $1.5 million impairment of intangible assets), a 65% decrease from $194.0 million (66% decrease on a constant currency basis).
•	Adjusted EBITDA[3] of $105.0 million, a 54% decrease from $227.3 million (55% decrease on a constant currency basis).
•	Net income attributable to Euronet of $40.2 million or $0.76 diluted earnings per share, compared with net income of $137.6 million or $2.46 diluted earnings per share.
•	Adjusted earnings per share[4] of $1.12, a 61% decrease from $2.84.
•
Euronet's cash and cash equivalents was $1,008.2 million and ATM cash was $409.7 million, totaling $1,417.9 million as of September 30, 2020, and availability under its revolving credit facilities was approximately $950 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"I am extremely pleased that we appreciably exceeded our third quarter adjusted EBITDA expectations as we benefitted from double-digit earnings growth in the epay and Money Transfer segments as well as the apparent resilience of travel in EFT, as movement restrictions were eased across the world," stated Michael J. Brown, Euronet's Chairman and CEO. "As we entered the third quarter, certain markets were beginning to open while others remained closed and there were fears of people being unwilling to touch and use cash.  As we moved through the quarter, we were pleasantly surprised by how resilient people were in returning to their normal behaviors, including continuing to use cash and taking advantage of vacations.  These patterns resulted in an immediate increase in domestic and international cash withdrawal transactions, with international transactions improving faster in countries accessible by automobile.  epay's double digit earnings growth resulted from continued strong sales of digital media content as well as mobile transaction growth initiated in digital channels in certain markets.  Money Transfer continued to deliver double-digit earnings results which included double-digit U.S.-outbound and international money transfer growth as well as triple-digit growth in digital transactions initiated on riamoneytransfer.com or the mobile app.  And, despite the continued impacts of COVID-19 to our EFT business, we continued to strengthen our balance sheet while also continuing to develop our leading industry technology and invest in opportunities that will allow us to drive our business forward."

Contributing to Euronet's seasonally strong third quarter revenue and adjusted EBITDA results was more than $30 million in expense savings primarily in the EFT Segment. These expense savings were nearly $15 million lower than anticipated as the Company curtailed certain planned reductions due to robust results in the epay and Money Transfer segments together with the accelerated opening of ATMs it had temporarily closed and the deployment of more ATMs as travel began to increase.  As the third quarter came to a close, we continued to see strong year-over-year growth in epay and money transfer transactions. Epay continues to see demand for digital media products and strong mobile top-up sales through digital channels; Money Transfer transactions remained strong as immigrants continue to prioritize sending money home and the Company's network continues to expand.  Finally, EFT transactions trended better throughout much of the third quarter, softening in the last few weeks as certain governmental imposed lock-down restrictions began to increase as the second wave of the COVID-19 pandemic increased across Europe and will likely remain depressed through the rest of the year as these restrictions are likely to remain in place. Despite the impact of COVID-19 on the EFT results, the Company remains in a strong financial position with approximately $1.4 billion in available cash, approximately $950 million availability on its revolving credit facility and no debt maturities for approximately four and a half years.

Recognizing the current trends in the business, the Company remains cautiously optimistic about the prospects for the fourth quarter and beyond.  To that end, with improving trends in Money Transfer and epay, and continued cost reductions and careful expense management actions, the Company anticipates based on recent trends and current global COVID-19 management mandates that its fourth quarter adjusted EBITDA will be in the range of approximately $70 million to $80 million.

Segment and Other Results

The EFT Processing Segment reports the following results for the third quarter 2020 compared with the same period or date in 2019:

•	Revenues of $144.1 million, a 54% decrease from $316.2 million (55% decrease on a constant currency basis).
•	Operating income of $6.2 million, a 96% decrease from $150.9 million (96% decrease on a constant currency basis).
•	Adjusted EBITDA of $27.7 million, an 84% decrease from $168.9 million (84% decrease on a constant currency basis).
•	Transactions of 910 million, a 14% increase from 800 million.
•	Operated 43,956 ATMs as of September 30, 2020, a 7% decrease from 47,209.

Revenue, operating income, and adjusted EBITDA declines in the third quarter 2020 were driven by the impact of fewer high-value cross-border transactions in Europe and Asia Pacific related to the COVID-19 pandemic-driven governmentally-imposed border closures and shelter-in-place orders. Partially offsetting the high-value transaction declines, the EFT segment realized marginal benefit from a significant volume increase in low-value point-of-sale transactions in Europe and low-value payment processing transactions for an Asia Pacific customer's bank wallet and e-commerce site together with realized cost savings exceeding $30 million in the third quarter 2020.

The EFT Segment's active ATMs were lower than the prior year due to temporary closures of approximately 3,500 ATMs in Europe to limit the impact caused by COVID-19, the removal of 450 YourCash ATMs and the loss of 580 low-margin, low-value ATMs in India, partially offset by nearly 1,000 new high-value deployed ATMs and 300 new outsourcing ATMs.

The epay Segment reports the following results for the third quarter 2020 compared with the same period or date in 2019:

•	Revenues of $198.9 million, a 4% increase from $191.1 million (3% increase on a constant currency basis).
•	Operating income of $22.2 million, a 10% increase from $20.1 million (9% increase on a constant currency basis).
•	Adjusted EBITDA of $24.3 million, a 12% increase from $21.7 million (11% increase on a constant currency basis).
•	Transactions of 661 million, a 66% increase from 398 million.
•	Point-of-sale ("POS") terminals of approximately 717,000 as of September 30, 2020, a 1% increase from approximately 710,000.
•	Retailer locations of approximately 328,000 as of September 30, 2020, a slight decrease from approximately 329,000.

Third quarter revenue, operating income and adjusted EBITDA growth was driven by continued digital media growth and mobile growth in certain markets. While revenues grew year-over-year, the epay Segment experienced the impacts of consumer movement restrictions in certain markets, while other markets were positively impacted where the Company has a higher mix of digital distribution or a higher concentration of retailers that were deemed essential and remained open during the pandemic.

Transaction growth was the result of increases across Europe and Brazil, as well as very strong contributions from India, which included a large volume of low-value in-app mobile top-up transactions.

The Money Transfer Segment reports the following results for the third quarter 2020 compared with the same period or date in 2019:

•	Revenues of $323.1 million, a 15% increase from $280.8 million (13% increase on a constant currency basis).
•	Operating income of $47.6 million, a 34% increase from $35.6 million (31% increase on a constant currency basis).
•	Adjusted operating income of $49.1 million (excluding $1.5 million impairment of intangible assets), a 38% increase from $35.6 million (35% increase on a constant currency basis).
•	Adjusted EBITDA of $57.8 million, a 32% increase from $43.7 million (30% increase on a constant currency basis).
•	Total transactions of 30.9 million, a 5% increase from 29.3 million.
•	Network locations of approximately 447,000 as of September 30, 2020, a 15% increase from approximately 389,000.

Third quarter 2020 revenue, operating income, adjusted operating income, adjusted EBITDA and transaction increases were the result of strong 22% growth in U.S. outbound and 26% growth in international-originated money transfers and triple-digit growth in digital transactions initiated on riamoneytransfer.com and the Ria mobile app, partially offset by declines in the U.S. domestic business.  Adjusted operating income excludes a $1.5 million impairment charge on previously acquired customer relationship intangible assets in New Zealand due to the discontinuation of trading with certain customers during the quarter.

Money transfer transactions grew 7% and non-transfer transactions, such as currency exchange and check cashing declined 6% in the third quarter 2020. The strong expansion of network locations benefitted from the addition of large venue agents such as OXXO, Austria Post and Belgium Post as these organizations recognize the Company's growing network and customer base as well as its strong financial position.

Corporate and Other reports $9.9 million of expense for the third quarter 2020 compared with $12.6 million for the third quarter 2019. The decrease in corporate expense for the third quarter is largely due to lower short- and long-term compensation expense as well as lower travel expense in response to travel restrictions and the Company's commitment to limit employee exposure to COVID-19.

Balance Sheet and Financial Position
Unrestricted cash and cash equivalents on hand was $1,008.2 million as of September 30, 2020, compared to $864.9 million as of June 30, 2020. The increase in unrestricted cash and cash equivalents is largely from cash generated from operations and changes in working capital, partially offset by cash paid for capital expenditures. The Company generated approximately $50 million in cash from operations during the third quarter. While the Company continues to believe its $1,008.2 million unrestricted cash and cash equivalents balance is more than sufficient to sustain the business through the difficult times brought about by the COVID-19 pandemic, the Company has approximately $409.7 million of cash in ATMs at September 30, 2020 which could be re-deployed to operations, giving the Company more than $1.4 billion of cash and cash equivalents with no significant debt principal payments for approximately four and a half years. In addition, the Company has approximately $950 million of availability under its revolving credit facility.

Total indebtedness was $1.15 billion as of September 30, 2020, compared to $1.12 billion as of June 30, 2020, with a first maturity date of March 2025.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income (loss), adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP and non-GAAP reconciliation, including adjustments that would be necessary for foreign currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted operating income is defined as operating income excluding intangible asset impairment charges.  Adjusted operating income represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted EBITDA is defined as net income excluding, to the extent incurred in the period, interest, income tax expense, depreciation, amortization, share-based compensation, intangible asset impairment charges and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(4) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill and intangible asset impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense (benefit) and h) other non-operating or non-recurring items. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on October 28, 2020, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments, the impacts of the COVID-19 pandemic on the Company's operations, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of digital media and prepaid mobile phone time.

Euronet's global payment network is extensive - including 43,956 ATMs, approximately 324,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 61 countries; card software solutions; a prepaid processing network of approximately 717,000 POS terminals at approximately 328,000 retailer locations in 55 countries; and a global money transfer network of approximately 447,000 locations serving 159 countries. With corporate headquarters in Leawood, Kansas, USA, and 66 worldwide offices, Euronet serves clients in approximately 175 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including impacts from the COVID-19 pandemic; the effects in Europe of the U.K.'s departure from the E.U. and economic conditions in specific countries and regions; technological developments affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and the European Union's General Data Privacy Regulation and Second Payment Service Directive requirements; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including dynamic currency conversion transactions; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing, availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	September 30,	As of
	2020	December 31,
	(unaudited)	2019

ASSETS
Current assets:
Cash and cash equivalents	$1,008.2	$786.1
ATM cash	409.7	665.6
Restricted cash	14.2	34.3
Settlement assets	875.8	1,013.1
Trade accounts receivable, net	119.7	201.9
Prepaid expenses and other current assets	227.1	217.7

Total current assets	2,654.7	2,918.7

Property and equipment, net	366.3	360.0
Right of use lease asset, net	161.6	377.5
Goodwill and acquired intangible assets, net	765.5	885.6
Other assets, net	147.3	115.9

Total assets	$4,095.4	$4,657.7

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$875.8	$1,013.1
Accounts payable and other current liabilities	502.6	481.5
Current portion of operating lease liabilities	52.1	127.4
Short-term debt obligations	7.4	12.0

Total current liabilities	1,437.9	1,634.0

Debt obligations, net of current portion	1,132.6	1,090.9
Operating lease liabilities, net of current portion	106.5	242.0
Capital lease obligations, net of current portion	7.4	8.1
Deferred income taxes	54.9	56.1
Other long-term liabilities	50.3	47.2

Total liabilities	2,789.6	3,078.3

Equity	1,305.8	1,579.4

Total liabilities and equity	$4,095.4	$4,657.7

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2020	2019

Revenues	$664.4	$787.0

Operating expenses:
Direct operating costs	407.6	405.1
Salaries and benefits	101.5	101.4
Selling, general and administrative	55.3	58.7
Impairment of intangible assets	1.5	—
Depreciation and amortization	32.4	27.8
Total operating expenses	598.3	593.0
Operating income	66.1	194.0

Other income (expense):
Interest income	0.1	0.6
Interest expense	(9.4)	(9.1)
Foreign currency exchange loss	(1.4)	(11.0)
Total other expense, net	(10.7)	(19.5)
Income before income taxes	55.4	174.5

Income tax expense	(15.1)	(37.0)

Net income	40.3	137.5
Net (income) loss attributable to noncontrolling interests	(0.1)	0.1
Net income attributable to Euronet Worldwide, Inc.	$40.2	$137.6

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$0.76	$2.46

Diluted weighted average shares outstanding	53,201,971	55,972,061

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense), Adjusted Operating (Expense) Income and Adjusted EBITDA
(unaudited - in millions)

	Three months ended September 30, 2020

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$40.3

Add: Income tax expense					15.1
Add: Total other expense, net					10.7

Operating income (expense)	$6.2	$22.2	$47.6	$(9.9)	$66.1

Add: Intangible asset impairment charges	—	—	1.5	—	1.5
Adjusted operating income (expense)(1)	6.2	22.2	49.1	(9.9)	67.6
Add: Depreciation and amortization	21.5	2.1	8.7	0.1	32.4
Add: Share-based compensation	—	—	—	5.0	5.0

Earnings before interest, taxes, depreciation, amortization, share-based compensation and intangible asset impairment charges (Adjusted EBITDA) (1)	$27.7	$24.3	$57.8	$(4.8)	$105.0

	Three months ended September 30, 2019

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$137.5

Add: Income tax expense					37.0
Add: Total other expense, net					19.5

Operating income (expense)	$150.9	$20.1	$35.6	$(12.6)	$194.0

Add: Depreciation and amortization	18.0	1.6	8.1	0.1	27.8
Add: Share-based compensation	—	—	—	5.5	5.5

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$168.9	$21.7	$43.7	$(7.0)	$227.3

(1) Adjusted operating income (expense) and adjusted EBITDA are non-GAAP measures that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2020	2019

Net income attributable to Euronet Worldwide, Inc.	$40.2	$137.6

Foreign currency exchange loss	1.4	11.0
Intangible asset amortization(1)	5.8	5.0
Share-based compensation(2)	5.0	5.5
Impairment of intangible assets	1.5	—
Non-cash interest accretion(3)	3.8	3.7
Income tax effect of above adjustments(4)	(6.4)	(6.2)
Non-cash GAAP tax expense(5)	8.5	2.8

Adjusted earnings(6)	$59.8	$159.4

Adjusted earnings per share - diluted(6)	$1.12	$2.84

Diluted weighted average shares outstanding (GAAP)	53,201,971	55,972,061

Effect of unrecognized share-based compensation on diluted shares outstanding	152,672	204,741
Adjusted diluted weighted average shares outstanding	53,354,643	56,176,802

(1) Intangible asset amortization of $5.8 million and $5.0 million are included in depreciation and amortization expense of $32.4 million and $27.8 million for the three months ended September 30, 2020 and September 30, 2019, respectively, in the consolidated statements of operations.

(2) Share-based compensation of $5.0 million and $5.5 million are included in salaries and benefits expense of $101.5 million and $101.4 million for the three months ended September 30, 2020 and September 30, 2019, respectively, in the consolidated statements of operations.

(3) Non-cash interest accretion of $3.8 million and $3.7 million are included in interest expense of $9.4 million and $9.1 million for the three months ended September 30, 2020 and September 30, 2019, respectively, in the consolidated statements of operations.

(4) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(5) Adjustment is the non-cash GAAP tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.

(6) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.